Exhibit 107
Calculation of Filing Fee Table
Form S-8
(Form Type)
Prime Medicine, Inc.
(Exact Name of Registrant as Specified in its Charter)
Table 1: Newly Registered Securities

Security Type	Security Class Title	Fee Calculation Rule	Amount to be Registered(1)	Proposed Maximum Offering Price per Share	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee
Equity	Common Stock, $0.00001 par value per share	Other (2)	6,558,042 shares (3)	$2.94 (2)	$19,280,643.48 (2)	$0.00015310	$2,951.87

Total Offering Amounts					$19,280,643.48		$2,951.87
Total Fee Offsets							$—
Net Fee Due							$2,951.87

(1)	Pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”), this registration statement on Form S-8 (this “Registration Statement”) shall be deemed to cover any additional shares of common stock, $0.00001 par value per share (“Common Stock”), of Prime Medicine Inc. (the “Registrant”), which become issuable under the Registrant’s 2022 Stock Option and Incentive Plan (the “2022 Plan”) by reason of any stock dividend, stock split, recapitalization or any other similar transaction effected without the receipt of consideration which results in an increase in the number of the Registrant’s outstanding shares of Common Stock.
(2)
Estimated solely for the purpose of calculating the registration fee pursuant to Rules 457 (c) and 457(h) of the Securities Act, and based upon the average of the high and low prices reported for Common Stock on the Nasdaq Global Market on February 24, 2025.

(3)
Represents shares of Common Stock that were added to the shares authorized for issuance under the 2022 Plan, effective as of January 1, 2025 pursuant to an “evergreen” provision contained in the 2022 Plan. Pursuant to such provision, an additional number of shares will automatically be added to the shares authorized for issuance under the 2022 Plan on January 1 of each year.